Exhibit 99.1

Neurogen Corporation
For Immediate Release	Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN RAISES $40 MILLION IN REGISTERED DIRECT
OFFERING OF COMMON STOCK

Branford, CT, December 19, 2006— Neurogen Corporation (Nasdaq: NRGN) today announced it has entered into definitive purchase agreements with selected institutional investors to purchase $40 million of its common stock in a registered direct offering. Under the terms of the offering, Neurogen will sell 6,993,000 shares of its common stock at a price of $5.72 per share, the NASDAQ closing price on December 18, 2006, the date of pricing for the offering. Net proceeds, following the payment of expenses, are expected to be approximately $37.3 million.

Pacific Growth Equities, LLC acted as lead placement agent, and CIBC World Markets Corp., Leerink Swann & Co. and Merriman Curhan Ford & Co. acted as placement agents for the offering. The shares are being offered under the company’s effective shelf registration statement. The closing of the transaction is expected to occur on December 21, 2006.

The net proceeds from this offering will be used for clinical and preclinical development of existing product candidates, discovery of additional product candidates, capital expenditures and other general corporate purposes.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and the accompanying prospectus related to the offering can be obtained from the Company or the placement agents.

About Neurogen Corporation
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, Parkinson’s disease and restless legs syndrome (RLS), pain, depression, and obesity. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.
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